Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION APPOINTS JULIE BECK TO BOARD OF DIRECTORS

ELYRIA, Ohio - Invacare Corporation (NYSE: IVC) today announced the appointment of Julie Beck to its Board of Directors, effective September 18, 2019. Ms. Beck currently serves as senior vice president and chief financial officer for NOVA Chemicals Corporation, a petrochemical company, a position she has held since 2016.

Ms. Beck has more than 30 years of experience in the manufacturing, industrial and consumer industries, and is a certified public accountant. Ms. Beck was unanimously appointed by the current members of the Board after an extensive search conducted by an internationally recognized executive search firm. She will serve as a member of the company’s Audit Committee and its Nominating and Governance Committee. Her appointment brings the number of Invacare directors to a total of nine, eight of whom are considered independent directors.

“We are excited to welcome Julie to the Invacare Board of Directors. We have a strong, engaged board already, and Julie’s financial expertise and experience in companies and industries facing substantial transformation will be a good addition. Julie has proven to be a talented leader who will offer a fresh perspective about our company and the markets we serve,” said Matt Monaghan, chairman, president and chief executive officer.

“I look forward to working with my fellow Board members and the Invacare management team as we continue the company’s transformation. I am excited about the opportunity to advance Invacare’s mission of making life’s experiences possible,” said Ms. Beck.

Prior to joining NOVA Chemicals, Ms. Beck served as chief financial officer (2008 to 2016) and as global vice president of supply chain and operational excellence (2014 to 2016) at the mining and machinery business unit of Joy Global, Inc., a former NYSE-listed manufacturer and servicer of heavy equipment used for minerals extraction. Ms. Beck previously served in various positions, including chief financial officer, at both Journal Register Company, a former NYSE-listed publishing organization, and Norwood Promotional Products, Inc., a global consumer products and promotional products manufacturer. Prior to that, Ms. Beck served in financial positions for Temple-Inland, Inc., a corrugated packaging and building products company, and Rockwell Automation (NYSE: ROK), an industrial automation equipment manufacturer.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.
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